Exhibit 99.1

Marpai Announces Unaudited Fourth Quarter 2021 Revenues of $5.7 to $5.9 million

Company also announced it ended 2021 with cash and cash equivalents

(excluding restricted cash) of $19.2 million

NEW YORK, Feb. 15, 2022 /PRNewswire/ -- Marpai, Inc. ("Marpai" or the "Company") (NASDAQ: MRAI), a deep learning technology company transforming third party administration (TPA) in the self-funded health insurance market, today announced preliminary, unaudited financial information for the fourth quarter of 2021.

Marpai expects its fourth quarter revenues to be in the range of $5.7 to $5.9 million, compared to its previous guidance range of $5.6 to $5.8 million. This represents a quarter-over-quarter growth of approximately 19% to 23% versus the third quarter of 2021. The Company also announced that it had cash and cash equivalents of $19.2 million as of December 31, 2021 (not including restricted cash).

Marpai expects to release the fully audited 2021 financial statements on or before March 31, 2022.

For more information on Marpai, visit www.marpaihealth.com.

About Marpai, Inc.

Marpai,Inc. (Nasdaq: MRAI) is a technology company positioned as the AI-powered TPA alternative in the $22 billion TPA (Third Party Administrator) sector serving employers with self-funded company health plans and representing over $1 trillion in annual health care claims. Beyond traditional TPA services, Marpai offers AI-powered services aimed at reducing claims costs, lowering reinsurance premiums and elevating care quality. Marpai’s proprietary deep learning algorithms uniquely predict potential health events related to chronic illness and major procedures to help prevent costly claims and ensure the best care journey for members. Operating nationwide, Marpai serves over 50,000 members, offers provider networks including Aetna and Cigna, and partners with brokers and consultants. For more information, visit www.marpaihealth.com.

Forward-looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements regarding anticipated fourth-quarter results. Forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “can,” “could”, “will”, “potential”, “should,” “goal” and variations of these words or similar expressions. For example, when Marpai discusses its preliminary unaudited estimates of revenues for the quarter ended December 31, 2021, the timing of release of its 2021 fully audited financial statements it is using forward looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect Marpai’s current expectations and speak only as of the date of this release. Actual results may differ materially from Marpai’s current expectations depending upon a number of factors. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business. Except as required by law, Marpai does not undertake any responsibility to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

More detailed information about Marpai and the risk factors that may affect the realization of forward-looking statements is set forth in Marpai’s filings with the Securities and Exchange Commission. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov.

Media contact:

Erika Beerbower for Marpai

erika@lightspeedpr.com

407-758-2727

Investor Relations contact:

Dave Gentry

RedChip Companies Inc.

1-800-RED-CHIP (733-2447)

Or 407-491-4498

Dave@redchip.com

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